EXHIBIT 99.2

GENENTECH, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2006	2005	2006	2005
Revenues:
Product sales	$1,941	$1,451	$5,395	$3,911
Royalties	364	238	966	670
Contract revenue	79	63	208	159
Total operating revenues	2,384	1,752	6,569	4,740

Costs and expenses:
Cost of sales(1)	297	236	843	766
Research and development (includes employee stock-based compensation expense: three months-2006-$35; 2005-$0; nine months-2006-$101; 2005-$0)	454	329	1,218	850
Marketing, general and administrative(1) (includes employee stock-based compensation expense: three months-2006-$41; 2005-$0; nine months-2006-$124; 2005-$0)	501	343	1,414	1,006
Collaboration profit sharing	250	220	735	595
Recurring charges related to redemption	26	27	79	96
Special items: litigation-related	13	14	40	44
Total costs and expenses	1,541	1,169	4,329	3,357

Operating income	843	583	2,240	1,383

Other income (expense):
Interest and other income, net(2)	74	42	249	98
Interest expense	(19)	(20)	(56)	(27)
Total other income, net	55	22	193	71

Income before taxes	898	605	2,433	1,454
Income tax provision	330	246	914	514
Net income	$568	$359	$1,519	$940

Earnings per share:
Basic	$0.54	$0.34	$1.44	$0.89
Diluted	$0.53	$0.33	$1.41	$0.87

Weighted average shares used to compute earnings per share:
Basic	1,053	1,061	1,053	1,055
Diluted	1,072	1,087	1,074	1,081

(1)	Certain minor amounts for the prior year have been reclassified to conform to the presentation in our December 31, 2005 Form 10-K.
(2)
"Interest and other income, net" includes interest income, net realized gains from the sale of certain biotechnology equity securities and write-downs for other-than-temporary impairments in the fair value of certain biotechnology debt and equity securities. For further detail, refer to our web site at www.gene.com.

Net income in the three and nine months ended September 30, 2006 includes employee stock-based compensation expense of $46 million and $141 million, net of tax, respectively, due to our adoption of Statement of Financial Accounting Standards No. 123(R) (or "FAS 123R") on a modified prospective basis on January 1, 2006. No employee stock-based compensation expense was recognized in GAAP-reported amounts in any period prior to January 1, 2006. Based on the pro forma application of FAS 123 for the calculation of employee stock-based compensation prior to January 1, 2006 (as previously disclosed in our financial statement footnotes of our Form 10-Q for the quarter ended September 30, 2005), pro forma employee stock-based compensation expense in the third quarter of 2005 was $43 million, net of tax, (or $0.04 per diluted share), and the resulting pro forma GAAP net income was $316 million (or $0.29 per diluted share), and pro forma employee stock-based compensation expense in the nine months ended September 30, 2005 was $126 million, net of tax, (or $0.12 per diluted share), and the resulting net income was $814 million (or $0.75 per diluted share).

GENENTECH, INC.
SELECTED CONSOLIDATED FINANCIAL DATA
(In millions)
(Unaudited)

	September 30, 2006	December 31, 2005
Selected consolidated balance sheet data:
Cash, cash equivalents and short-term investments	$2,103	$2,365
Accounts receivable - product sales, net	790	554
Accounts receivable - royalties, net	415	297
Accounts receivable - other, net(1)	234	199
Inventories	1,063	703
Long-term marketable debt and equity securities	1,787	1,449
Property, plant and equipment, net	4,047	3,349
Goodwill	1,315	1,315
Other intangible assets	499	574
Other long-term assets(1)	1,299	1,074
Total assets	13,852	12,147
Total current liabilities	1,805	1,660
Long-term debt(2)	2,164	2,083
Total liabilities	4,962	4,677
Total stockholders' equity	8,890	7,470

	Nine Months Ended September 30,
	2006	2005
Selected consolidated cash flow data:
Capital expenditures(2)	$888	$1,107

Total depreciation and amortization expense	298	276

(1)	Certain reclassifications have been made at December 31, 2005 to conform to the September 30, 2006 presentation.
(2)
Capital expenditures exclude approximately $158 million at September 30, 2006, and $94 million at December 31, 2005 and September 30, 2005 in capitalized costs related to our accounting for a construction project of which we are considered to be the owner during the construction period. We have recognized a related amount as a construction financing obligation in long-term debt.

GENENTECH, INC.
NET PRODUCT SALES DETAIL
(In millions)
(Unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2006	2005	2006	2005
Net U.S. product sales
Rituxan	$509	$456	$1,511	$1,347
Avastin	435	325	1,256	774
Herceptin	302	215	912	497
Tarceva	100	73	296	191
Nutropin products	92	89	277	276
Xolair	107	82	307	227
Thrombolytics	60	58	181	160
Pulmozyme	50	47	146	137
Raptiva	23	21	66	59
Lucentis	153	-	163	-
Total U.S. product sales	$1,830	$1,365	$5,116	$3,668

Net product sales to collaborators	111	86	280	243
Total product sales	$1,941	$1,451	$5,395	$3,911

The values shown above are exact, which may lead to the appearance of footing errors.